Exhibit 99.1

Graybar Announces Retirement of Executive Chairman of the Board, Bob Reynolds

Kathy Mazzarella to Serve as Chairman of the Board in January 2013

ST. LOUIS, September 13, 2012 – Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, announced today the upcoming retirement of Executive Chairman of the Board, Robert A. Reynolds, Jr. effective January 1, 2013.

Reynolds has been with Graybar for 40 years, including nearly 12 years as Chairman, President and CEO.  He has served as Executive Chairman of the Board since June 1 of this year.  During his time as CEO, Reynolds successfully led Graybar through times of economic prosperity and recession, strengthened the company’s financial condition and invested in technology to prepare the business for future growth.  Reynolds has also been actively involved in industry, civic and community organizations, serving as Chairman of the National Association of Wholesale Distributors, the National Association of Electrical Distributors and the St. Louis Regional Chamber and Growth Association.

Reynolds was succeeded as President and CEO by Kathleen M. Mazzarella in June of 2012.  Upon Reynolds’ retirement in January, Mazzarella will also serve as Chairman of the Board.

“Graybar is a remarkable employee-owned organization, and I am grateful for the opportunity I have had to lead the company,” said Reynolds.  “It has been a privilege to work alongside Graybar’s senior leadership team and Board of Directors for the last several years.  I thank them for their support and am confident that their leadership will bring about a bright future for the company.”

“Bob has been an outstanding leader for Graybar,” said Mazzarella.  “His passion for our business, our industry and our people has positioned Graybar among the most respected and admired companies.   On behalf of everyone at Graybar, I thank Bob for his exceptional contributions to our company and wish him all the best in his future endeavors.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of more than 240 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.